CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Litman Gregory Funds Tust comprising of PartnerSelect Equity Fund (formerly Litman Gregory Masters Equity Fund), PartnerSelect International Fund (formerly Litman Gregory Masters International Fund), PartnerSelect Smaller Companies Fund (formerly Litman Gregory Masters Smaller Companies Fund), PartnerSelect Alternative Strategies Fund (formerly Litman Gregory Masters Alternative Strategies Fund) and PartnerSelect High Income Alternatives Fund (formerly Litman Gregory Masters High Income Alternatives Fund) for the year ended December 31, 2019, and to the references to our firm under the heading “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

November 4, 2020